Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the 10th day of December, 2018 (the “Effective Date”), by and among Tim Storer (“Executive”), A. H. Belo Corporation, a Texas corporation (the “Company”), and (solely for purposes of Sections 8(a)(i) and 20 below) DMV Digital Holdings Company, a Delaware corporation (“DMV”).

RECITALS

WHEREAS, the parties entered into that certain Employment Agreement dated as of March 2, 2017, as amended by that certain First Amendment to Employment Agreement dated as of September 6, 2017 (collectively, the “Prior Employment Agreement”);

WHEREAS, the parties entered into the Prior Employment Agreement in connection with the Company’s purchase of shares of common stock of DMV from Executive on March 2, 2017, and the time-based restricted stock units (“TBRSUs”) granted to Executive pursuant to the Prior Employment Agreement were awarded in partial consideration therefor;

WHEREAS, Executive desires to waive his right to receive his TBRSU awards for calendar years 2020 and 2021 in exchange for the payment of $1,000,000 in cash pursuant to the terms and conditions of this Agreement;

WHEREAS, the parties desire to amend and restate the Prior Employment Agreement in its entirety pursuant to the terms and conditions of this Agreement; and

WHEREAS, the parties hereto desire that Executive be employed by the Company and serve as an employee pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment Term.  The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this Agreement. The Company and Executive agree that Executive’s employment with the Company began on March 2, 2017 pursuant to the terms and conditions of the Prior Employment Agreement and will continue under the terms and conditions of this Agreement until March 2, 2022 (“Employment Period”) (unless otherwise terminated earlier in accordance with Section 5 hereof).

2. Title and Nature of Duties.  During the Employment Period, Executive shall serve as the President of Belo + Company. Executive shall have such duties and obligations as are customary for such position and shall perform such other lawful duties as may be assigned from time to time by the Company. Executive shall not engage in additional gainful employment of any kind or undertake any role or position, other than charitable or civic activities, whether or not for compensation, with any person or entity during the Employment Period without advance written approval of the Board of Directors of the Company (the “Board”).

3. Adherence to Company Rules.  Executive, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s lawful written rules, policies and procedures, which are available for review and are now in effect, or as are subsequently adopted or modified by the Company, which govern the operation of the Company’s business and the conduct of employees of the Company.

Executive shall, in an annual Officers’ and Directors’ Questionnaire, disclose in writing to the Company all stockholdings, membership interests, partnership interests, and other ownership interests in any private company or of 2% or more of the issued and outstanding securities of any class of a publicly reporting company, as well as all positions as a director, officer, manager, partner, or other similar managerial position, held in or with any other business entity. Upon any change or anticipated change in such information, including the acquisition of additional ownership interests or the assumption of additional managerial positions, Executive shall notify the Company in writing of such change or anticipated change within ten (10) days after such change or anticipated change first becomes known to Executive.

4. Compensation and Benefits.

a. Base Salary. Beginning on the Effective Date, Executive shall receive an initial base salary of $461,250 per year (“Base Salary”), payable in accordance with the Company’s normal payroll schedule and procedures, which shall increase in each March during the remaining portion of the Employment Period, commencing in March 2019, by 2.5% over the Base Salary in effect during the preceding calendar year only if Belo + Company achieves 85% (or more) of the Adjusted EBITDA Target (as defined in Exhibit A) for the prior calendar year. Executive’s salary shall be subject to all applicable federal, state and local withholding taxes.

b. Annual Cash Incentive Bonus. As described in Exhibit A, Executive shall be eligible for an annual at-target incentive cash bonus of $300,000 from the Company during each calendar year of the Employment Period commencing with the 2018 calendar year (“Annual Bonus”) provided the conditions set forth in Exhibit A are satisfied. The Company and Executive shall mutually agree upon a recommendation to the Board as to the performance targets described in Exhibit A for each calendar year after 2018 on or before the 90th calendar day of such calendar year as a part of the annual Belo + Company operating plan for such calendar year, and such performance targets will be established by the final approval by the Board as part of the Company’s annual operating plan and the final approval by the Compensation Committee of the Board of such performance targets. Neither the Company nor the Executive shall unreasonably withhold, condition or delay its or his agreement as to the recommendation of such performance targets. Executive must be employed by the Company on the bonus payment date specified in order to be eligible to receive the Annual Bonus. The Annual Bonus with respect to each fiscal year of the Company falling in whole or in part within the Employment Period shall be paid in cash. The Annual Bonus shall be subject to applicable federal, state and local withholding taxes.

c. Long-Term Cash Incentive. During the Employment Period, commencing with the 2019 calendar year Executive shall be eligible annually for $200,000 in long-term incentive compensation from the Company in the form of time-based cash outside the Company’s Incentive Compensation Plan (“LTCI”). The LTCIs granted in a calendar year will vest over a two-year period, 50% one year from the date of grant and 50% two years from the date of grant.

Each tranche of these LTCIs will be paid to the Executive in December of the year of vesting. Executive must have remained in the continuous employment of the Company up to and through each respective vesting date in order to receive the amount vesting on such date.

d. Standard Benefits. During the Employment Period, Executive shall be entitled, at his election, to participate in all employee benefit plans and programs generally available to other similarly situated Company executives, including without limitation, participating in the Company’s medical, dental, life and short and long term disability insurance plans and participating in the Company’s Incentive Compensation Plan, Change in Control Severance Plan and Severance Plan. Executive’s participation in any benefit plan or program will be subject to the terms, conditions, eligibility and premium payment requirements of the applicable plans. Without limiting the generality of the foregoing, the Company will also provide the following benefits to Executive during the Employment Period: (i) Belo + Company will pay Executive’s membership dues and related expenses for the Young Presidents’ Organization; (ii) Belo + Company will pay Executive’s dues and related expenses for such other business organizations as are reasonably requested by Executive, up to a maximum amount of $5,000 per calendar year; (iii) Executive shall be entitled to five weeks of Paid Time Off (PTO) per calendar year, to be taken at such times as mutually decided by Executive and the Company, consistent with business needs; and (iv) Belo + Company will pay Executive a cell phone allowance of $100 per month.

e. Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement from Belo + Company for all reasonable and customary travel and business expenses he incurs in connection with his employment hereunder, including Admiral’s Club membership. Executive must account for and document those expenses in accordance with the policies and procedures established by the Company, all such expenses to be charged to Belo + Company.

f. Payment in Exchange for Waiver of TBRSUs. Executive hereby waives his right to receive grants of TBRSUs having an at-target value of $500,000 per grant on the date of such grant for calendar years 2020 and 2021 in exchange for the payment by the Company to Executive of $1,000,000, such amount to be paid on January 2, 2019. Executive acknowledges and agrees that the waiver of his right to receive such grants of TBRSUs and his receipt of such cash payment is in full and complete payment and satisfaction of the TBRSUs and that he shall have no right to receive any shares of capital stock of the Company or any other cash or other consideration relating to such TBRSUs. Executive further acknowledges and agrees that he has not earned and will not be granted any TBRSUs for the 2019 calendar year, which were anticipated to have an at-target value of $500,000 on the date of grant.

5. Termination. The Company or Executive may terminate this Agreement and Executive’s employment as provided below:

a. Termination by the Company for Cause.  The Company shall have the right to immediately terminate Executive’s employment and this Agreement at any time for any of the following reasons (each of which is referred to herein as “Cause”):

(i)willful and material breach by Executive of any provision of this Agreement;

(ii)a failure by Executive to perform Executive’s duties which is not fully cured in the Company’s reasonable discretion within 30 days after Executive’s receipt of written notice by the Company describing such failure;

(iii)Executive’s willful failure to comply with a lawful and reasonable directive from the Board;

(iv)Executive’s willful misconduct in the performance of his duties;

(v)any act by Executive of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records or misappropriation of Company funds;

(vi)conviction of Executive of a felony (or a plea of nolo contendere with respect thereto);

(vii)conduct on the part of Executive that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive and that results in any loss, damage, cost or expense to, or any liability or obligation of, the Company of $50,000 or more;

(viii)acceptance by Executive of employment or work with another employer or business or Executive’s employment or work with another employer or business, except to the extent permitted under Section 2 of this Agreement; or

(ix)Executive’s breach of Sections 7, 8, or 9 of this Agreement.

Subject to Executive’s notice and cure opportunity under Section 5(a)(ii) above, the Company must terminate his employment within ninety (90) days following the expiration of the cure period in order for such termination to be considered for Cause for purposes of this Agreement. Subject to the foregoing sentence, if the Company terminates Executive’s employment for Cause, the Company shall pay the Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination, and the Company shall have no further obligations to Executive hereunder from and after the date of termination.

b. Termination by the Company without Cause.  The Company shall have the right to terminate Executive’s employment without Cause by giving Executive not less than sixty (60) days’ prior written notice and in such event, (i) the Company shall pay Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination and (ii) subject to the provisions of Sections 14 and 26 below, Executive will participate in the Company’s Severance Plan.

c. Termination by Executive with Good Reason.  Executive shall have the right to terminate his employment for Good Reason (as defined below). In the event that Executive terminates his employment with the Company for Good Reason, the Company shall pay Executive (i) any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4)

through the date of termination and, (ii) subject to the provisions of Sections 14 and 26 below, an amount equal to Executive’s Base Salary (as determined on the date of termination) that would be payable for the remaining months in the Employment Period to be paid pursuant to the Company’s standard payroll practices over the remaining term of the Employment Period, less applicable taxes and deductions. For purposes of this Agreement, “Good Reason” shall mean the following:

(i) a reduction in Executive’s annual Base Salary (as determined in comparison to Executive’s level of annual Base Salary immediately prior to such reduction);

(ii) a material diminution in Executive’s level of duties and responsibilities;

(iii) a material adverse geographical change of Executive’s primary workplace, which the parties agree would be any location more than fifty (50) miles from Executive’s then current primary workplace; or

(iv) a breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have Good Reason to terminate his employment unless Executive has provided written notice to the Company setting forth in reasonable detail the reasons for Executive’s intention to terminate his employment for Good Reason within thirty (30) days after the event occurs.  The Company shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment on the basis of the circumstances described in such notice shall not be for Good Reason.  If the Company does not remedy the condition that has been the subject of a notice as described in this paragraph within thirty (30) days of the Company’s receipt of such notice, Executive must terminate his employment within ninety (90) days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement.

d. Termination by Executive without Good Reason.  Executive shall have the right to terminate his employment for any reason other than Good Reason by giving the Company not less than sixty (60) days’ prior written notice. If Executive terminates his employment without Good Reason, the Company shall pay the Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination, and the Company shall have no further obligations to Executive hereunder from and after the date of termination.

e. Termination Upon Death.  In the event that Executive’s employment with the Company is terminated due to the death of Executive, the Company shall pay Executive’s estate any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of death, and the Company shall have no further obligations to Executive hereunder from and after the date of termination.

f. Termination Upon Disability.  In the event of the Disability (as defined below) of Executive during the Employment Period, the Company may terminate Executive’s employment hereunder by giving Executive not less than thirty (30) days’ prior written notice of the effective date of termination and in such event, (i) the Company shall pay Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination and (ii) subject to the provisions of Section 14 and 26 below, Executive will participate in the Company’s Severance Plan. For purposes of this Agreement, Executive’s “Disability” means his total inability for a continuous period in excess of ninety (90) days to undertake responsibilities for the Company as a result of physical or mental illness or injury, with or without reasonable accommodation. Upon the request of either party hereto following written notice to the other, the Disability of the Executive will be determined by a medical doctor (the “Examining Doctor”) who shall be selected as follows: the Company and the Executive shall mutually select a doctor, or, if no agreement is reached, each party shall select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability will be binding on both parties hereto.  The Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Company of such determination and the results of such examinations.

6. No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in Section 5 of this Agreement by seeking other employment or otherwise.  The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

7. Non-Disclosure.  Executive agrees that, during the Employment Period, the Company and Belo + Company shall provide Executive with access to certain confidential, proprietary and/or trade secret information concerning the Company and Belo + Company (“Confidential Information”). Confidential Information includes, but is not limited to, proprietary technology, trade secrets, operating procedures and methods of operation, financial statements and other financial information, market studies and forecasts, target markets, advertising techniques, competitive analyses, pricing policies and information, product information, product designs, manufacturing processes, cost information, customer information, customer preferences, the substance of agreements with customers, vendors, referral sources and others, marketing and similar arrangements, servicing and training programs and arrangements, and any other documents embodying confidential, proprietary or trade secret information.  Executive acknowledges and agrees that disclosing this Confidential Information to third parties would be detrimental to the Company and Belo + Company and could place the Company and Belo + Company at a competitive disadvantage. Executive agrees that he shall not during the Employment Period or at any time thereafter, directly or indirectly, disclose to any person or entity any Confidential Information or use any such information in any employment, work or business, except in furtherance of Executive’s job duties on behalf of the Company and Belo + Company. Confidential Information does not include: (i) any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, directly or indirectly, by Executive and Executive has no reason to believe was made public as a result of an unauthorized disclosure, or (ii) any information obtained by Executive from a third party which Executive has no reason to be believe is violating any obligation of confidentiality to the Company or Belo + Company. Executive acknowledges and agrees that his confidentiality obligations shall apply to all

Confidential Information no matter when he obtained such knowledge or access to such Confidential Information.
8. Non-Competition and Non-Solicitation.

a.Non-Competition. In consideration of the numerous mutual promises contained in this Agreement between the Company and Executive, including, without limitation, those involving Confidential Information, and in order to protect the Company’s and Belo + Company’s Confidential Information, customer goodwill and business interests and to reduce the likelihood of irreparable damage which would occur in the event Confidential Information is provided to or used by a competitor of the Company or Belo + Company, Executive agrees that, during the Non-Competition Term (as defined below), he shall not, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, owner, shareholder, stockholder, lender, partner, member, manager or in any other individual or representative capacity whatsoever, (i) without the prior written consent of the Company (which consent may be withheld in its sole discretion), (A) compete for or solicit Business (as defined below) for or on behalf of any person or business entity (other than the Company, Belo + Company and their respective affiliates) located in or doing business in the Territory (as defined below); (B) compete for or solicit Business from any customer of the Company or Belo + Company (or their respective successors by merger) except for the benefit of the Company, Belo + Company and their respective affiliates; or (C) use in any competition, solicitation, or marketing effort any Confidential Information of the Company or Belo + Company except in furtherance of the business of the Company, Belo + Company and their respective affiliates; or (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld) own, operate, participate in, undertake any employment with or have any interest in any entity (other than the Company and its affiliates or 2% or less of the issued and outstanding securities of any class of a publicly reporting company) engaged in the Business in the Territory. For purposes of this Section 8, the following definitions shall apply:

(i)“Non-Competition Term” shall mean the period beginning on March 2, 2017 and ending on a date twenty-four (24) months from the date of Executive’s termination of employment from the Company (for whatever reason).

(ii)“Business” shall mean the marketing automation, digital marketing, search marketing, search optimization, commercial printing, or printing brokerage businesses or any other business, in each case as conducted by the Company or Belo + Company during the portion of the Employment Period commencing on March 2, 2017 and ending on the effective date of any termination of the Employment Period.

(iii)“Territory” shall mean the United States of America.

b.Customer Non-Solicitation.  Executive further agrees that, during the Non-Competition Term (as defined above), Executive shall not, directly or indirectly, as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, owner, shareholder, stockholder, lender, partner, member, manager or in any other individual or representative capacity whatsoever of any other person, entity or business, request, solicit, encourage, induce, influence or attempt to request, solicit, encourage, induce or influence, directly or indirectly, any customer or client of the Company or Belo + Company to terminate, limit or otherwise negatively alter his, her or its relationship with the Company or Belo + Company or provide or seek to provide services related to the Business to any present clients or customers of the Company or Belo + Company or any respective affiliate thereof.

c.Employee Non-Solicitation.  Executive further agrees that, during the Non-Competition Term, he will not solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by the Company or Belo + Company during the twelve (12) month period immediately preceding or following Executive’s termination of employment (“Former Employee”) or (ii) currently employed by the Company or Belo + Company (“Current Employee”).  The term “solicit” includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) inquiring if a Former or Current Employee might have an interest in employment elsewhere; or (d) any other similar conduct, the intended or actual effect of which is that a Former or Current Employee affiliates with another employer or a Current Employee leaves the employment of the Company; provided, however, that Executive will not be in breach of this Section 8(c) merely due to any situation in which any Current Employee or Former Employee seeks employment by Executive or one of his affiliates in response to Executive’s or such affiliate’s general recruiting efforts not targeted at Current Employees or Former Employees but such Current Employee or Former Employee is not hired by Executive or one of his affiliates.

If, during any period within the Non-Competition Term, Executive is not in compliance with the terms of Section 8, Executive agrees that the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 8 for an additional period equal to the period of such noncompliance.  For purposes of this Agreement, the term “Non-Competition Term” shall also include this additional period, if any.  Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of Section 8 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

The Company and Executive agree and stipulate that the agreements and covenants not to compete and not to solicit contained in Section 8 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company and are necessary to protect the Company’s and Belo + Company’s Confidential Information, customer goodwill and business interests; provided however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete and not to solicit.  Therefore, in furtherance of, and not in derogation of the provisions of Section 8, the Company and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of Section 8, that Section 8 shall be modified or reformed to restrict Executive’s competition with the Company or Belo + Company to the maximum extent as to time, geography and business scope, which the court finds enforceable; provided, however, in no event shall the provisions of Section 8 be modified or reformed by any court to be more restrictive to Executive than those contained herein.

Section 8 shall survive the termination of Executive’s employment for any reason, whether voluntary or involuntary, and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify these provisions.  Such a writing may only be signed on behalf of the Company by an executive officer of the Company. Executive agrees that during the Non-Competition Term, he shall immediately notify the Company in writing of any employment, work, task or business he undertakes with or on behalf of any person (including himself) or entity, whether or not for compensation.

9. Non-Disparagement.  During the Employment Period and at all times thereafter, each party hereto agrees not to make any statements that disparage or cast in an unfavorable light the other party’s reputation, business operations, products, services, or any of their past or present executives, officers or employees; provided, however, that nothing herein shall prevent either party hereto from making truthful statements (even if disputed) in any legal proceeding  or to any governmental agency, or to other employees or agents of the Company or Belo + Company or to the Board.

10. Return of Documents and Property.  Executive agrees that if Executive’s employment with the Company is terminated (for any reason), Executive shall not take with Executive, but will leave with the Company, all Company and Belo + Company property, including but not limited to Confidential Information, records, files, electronic mail, memoranda, reports, documents, devices, computer passwords, computer equipment, computer software, cell phones, PDA’s, corporate credit cards, identification cards, manuals and other information that is the property of the Company or Belo + Company, in whatever form (including on computer disk, other storage device or other external medium), and any copies thereof, or if such items are not on the premises of the Company or Belo + Company, Executive agrees to return such items immediately upon Executive’s termination or any time at the request of the Company.  Executive acknowledges that all such items are and remain the property of the Company and Belo + Company. Notwithstanding the foregoing, Executive shall be permitted to retain his Company computer, iPad, cell phone(s) and the telephone number(s) associated therewith (provided he meets with a designated member of the Company’s Management Committee within fourteen (14) days of his separation and, in such Management Committee member’s presence, deletes all proprietary Company and Belo + Company software and Company and Belo + Company records thereon other than those records that solely relate to him personally) and a copy of all Company records that solely relate to him personally for his recordkeeping purposes.

11. Severability and Reformation.  Subject to the provisions of Section 8, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 11.

12. Injunctive Relief.  Executive acknowledges that the breach of any of the covenants contained herein, including, without limitation, the non-disclosure covenants contained in Section 7 and the non-competition and non-solicitation covenants in Section 8, will give rise to injury to the Company and Belo + Company. Accordingly, Executive agrees that the Company (on behalf of itself and Belo + Company) shall be entitled to seek injunctive relief in a court of competent jurisdiction to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof, in addition to any other legal or equitable remedies, which may be available.  Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood.  Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s and Belo + Company’s legitimate business interests, including their Confidential Information and goodwill, and are reasonable in scope and content.  Nothing herein shall prevent either party from pursuing a legal and/or equitable action against the other party for any damages caused by such party’s breach of this Agreement.

13. Acknowledgement of Company’s Right in Work Product and Assignment.

a. For purposes of this Section, “Work Product” shall mean any and all ownership, moral and/or intellectual property rights, including all trade secrets, copyrights, trademarks and service marks, inventions, discoveries and other ownership and intellectual property rights in or arising in connection with any ideas, drawings, plans, calculations, technical specifications, works of authorship, inventions, patents, information, marks, copyrights, concepts, programming, designs, documentation, technology, or other work product or materials that are created by Executive in connection with Executive’s assignments or required performance by or for the Company and Belo + Company and any productive output that relates to the business of the Company and Belo + Company “Work.”  In addition, all rights in any preexisting programming, design, documentation, technology, or other work product created or provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.”

b. Executive acknowledges and agrees that the Company and Belo + Company shall own any and all rights in and to the Work Product and that all Work Product is, was and shall hereafter be, a work made for hire for, and owned by, the Company and Belo + Company within the meaning of 17 U.S.C. § 101.  If any of the Work Product is not, by operation of law or agreement, considered a work made for hire and owned by the Company or Belo + Company, Executive hereby agrees to assign and irrevocably assigns to the Company and Belo + Company any and all right, title and interest worldwide in and to the Work Product and all claims and causes of action with respect to any of the foregoing.  In the event Executive has any right or interest in any Work Product which cannot be assigned, Executive agrees to waive enforcement of same against the Company and Belo + Company and Executive hereby exclusively and irrevocably licenses same to the Company and Belo + Company in perpetuity and royalty-free, along with the unfettered right to sublicense. All such rights are fully assignable by the Company and Belo + Company. Executive hereby agrees that all Work Product is created or developed for the sole use of the Company and Belo + Company, and that Executive has no right to utilize in any manner whatsoever any such Work Product.

c. Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment, such further acts as may be reasonably requested by the Company that the Company believes are necessary or desirable to assign, convey, transfer, perfect, and defend the Company’s and Belo + Company’s ownership of the Work Product.

d. Executive warrants that Executive’s Work for the Company and Belo + Company does not and will not in any way conflict with any remaining obligations Executive may have with any prior employer or contractor or with any third party.  Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

14. Release Agreement.  Executive agrees that, as a condition to receiving any severance benefits or payments under this Agreement, including those referenced in Section 5 of this Agreement, Executive shall execute and deliver a non-revocable general release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship.  Such claims include, without limitation, all claims based on any federal, state or local statute, including without limitation the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

15. Headings. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

16. Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17. Venue. The venue for any dispute arising out of this Agreement or Executive’s employment with the Company shall be proper exclusively in Dallas, Texas.

18. Survival.  Except as otherwise provided herein, Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s or the Company’s covenants and agreements set forth herein.

19. Notices.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:

A. H. Belo Corporation

1954 Commerce Street

Dallas, Texas 75201

Attn:  General Counsel

Facsimile No. (214) 977-2703

If to Executive:

Tim Storer

3901 Centenary

Dallas, Texas 75225

20. Entire Agreement.  This Agreement and the Exhibits attached hereto shall embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior or contemporaneous conflicting or inconsistent agreements, consents and understandings relating to such subject matter, including without limitation, the Prior Employment Agreement, the 2017 A. H. Belo Incentive Compensation Plan Evidence of Grant dated March 1, 2018, the Proposed Transaction Confidential Term Sheet and that certain Employment Agreement dated January 2, 2015 between Executive and DMV (the “DMV Employment Agreement”); provided, however, that the provisions of Sections 7, 9, 11, 12, 13, 15, 16, 17, 18 (as modified by this Agreement), 19, 20, 21, 22, 23, 24, 25 and 26 of the DMV Employment Agreement shall survive in full force and effect in accordance with their terms except as otherwise expressly provided herein. The parties acknowledge and agree that there is no oral or other agreement between the Company and Executive which has not been incorporated in this Agreement. This Agreement and the Exhibits attached hereto may only be modified pursuant to Section 24.

21. No Waiver.  The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

22. Assignment.  This Agreement shall not be assignable by Executive, it being understood and agreed that this is a contract for Executive’s personal services.  This Agreement shall be assignable by the Company.

23. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, beneficiaries, legal representatives, administrators, executors, trustees, permitted successors and permitted assigns.

24. Modification.  This Agreement and the Exhibits attached hereto may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed on behalf of the Company an executive officer of the Company.

25. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

26. Section 409A.  Notwithstanding any other language in this Agreement, Executive and the Company agree that if Executive is deemed to be a specified Executive under Section 409A of the Code, or any successor or similar provision, the payment of any amounts under this Agreement that would be treated as non-qualified deferred compensation (other than Base Salary) shall be payable beginning on the first day of the seventh month after the date of termination.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Tim Storer
Tim Storer

COMPANY

A. H. BELO CORPORATION

By:	/s/ Katy Murray
Katy Murray, Senior Vice President/
Chief Financial Officer

DMV

DMV DIGITAL HOLDINGS COMPANY

By:	/s/ Katy Murray
Katy Murray, Treasurer and Assistant
Secretary

Exhibit A

A. H. Belo Corporation

Tim Storer Annual Cash Bonus Terms and Conditions

2018 Annual Cash Bonus Opportunity

Executive’s annual cash bonus opportunity for the 2018 calendar year is based on specific financial performance objectives and metrics, as follows: (i) the achievement by the consolidated operations of DMV Digital Holdings Company (“DMV”), Your Speakeasy, LLC and Connect (together, the “DMV Portfolio”) of the Adjusted EBITDA (as defined below) performance target for that calendar year (the “Adjusted EBITDA Target”) and (ii) the attainment of the Total Contract Value (defined below) performance target for that calendar year (the “TCV Target”) by Distribion, Inc. and Vertical Nerve, Inc. (together, the “TCV Entities”). At the end of the year, actual results are compared to the performance objectives, and the amount of Executive’s cash bonus is determined accordingly.

Target Cash Bonus

Executive’s 2018 target bonus is $300,000, subject to the achievement of the requirements set forth below. The amount of any bonus earned with respect to the 2018 calendar year will be paid in cash in accordance with the terms of the Plan (as defined below).

DMV Portfolio Adjusted EBITDA Target for Bonus Determination

Fifty percent (50%) of Executive’s annual target bonus ($150,000) for the 2018 calendar year will be based upon the DMV Portfolio’s achievement of the Adjusted EBITDA Target for the 2018 calendar year. For this purpose, “Adjusted EBITDA” means DMV Portfolio earnings before interest, taxes, depreciation and amortization, adjusted for (adding back) severance-related expenses, acquisition costs and expenses, litigation and litigation settlement costs and expenses, and stock-based compensation expenses to the extent applicable to the DMV Portfolio. For 2018, the Adjusted EBITDA will be based on the consolidated Adjusted EBITDA for the DMV Portfolio for the 2018 calendar year.

The Adjusted EBITDA Target for 2018 is $2,926,778.

Adjusted EBITDA Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

If the DMV Portfolio achieves between (i) 85% and 100% or (ii) 100% and 200% of the Adjusted EBITDA Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

Exhibit A

TCV Entities Metrics for TCV Target for Bonus Determination

Fifty percent (50%) of Executive’s annual target bonus ($150,000) for the 2018 calendar year will be based upon the TCV Entities’ achievement of the TCV Target for the 2018 calendar year.

For 2018, the TCV Target will be based on the Total Contract Value for the 2018 calendar year. The “Total Contract Value” metric summarizes the contractual value of new, fully executed contracts during the measurement period. For purposes of the calculation, pass-through revenue, as part of a contract, with the exception of Marketing FX contracts, does not qualify in the calculation of Total Contract Value.

The TCV Target for 2018 is $23,386,203.

TCV Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

If the TCV Entities achieve between (i) 85% and 100% or (ii) 100% and 200% of the TCV Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

2019 and Subsequent Years Annual Cash Bonus Opportunity

Executive’s annual cash bonus opportunity for a calendar year commencing with the 2019 calendar year is based on specific financial performance objectives and metrics, as follows: (i) the achievement by the consolidated operations of Belo + Company of the Adjusted EBITDA (as defined below) performance target for that calendar year (the “Adjusted EBITDA Target”), (ii) the attainment of the Total Revenue (defined below) performance target for that calendar year (the “Total Revenue Target”) by Belo + Company and (iii) the achievement of individual performance objectives. Any additional entities, businesses and operating units other than those set forth above to be included in Belo + Company in a particular calendar year will be mutually agreed upon by the Company and Executive within the first ninety (90) calendar days of that calendar year and may not thereafter be revised for that calendar year.  At the end of the year, actual results are compared to the performance objectives, and the amount of Executive’s cash bonus is determined accordingly.

The annual cash bonus opportunity is provided under the Company’s 2017 Incentive Compensation Plan or any successor to such plan (the “Plan”).  The Plan is designed to provide a competitive level of compensation to senior executives of the Company and is administered by the Compensation Committee of the Company’s Board of Directors. Executive’s participation in the Plan is subject to the fully executed binding arbitration agreement that the Company has on file for Executive.

Exhibit A

Target Cash Bonus

Executive’s target bonus is $300,000, subject to the achievement of the requirements set forth below. The amount of any bonus earned with respect to any calendar year will be paid in cash in accordance with the terms of the Plan.

Adjusted EBITDA Target for Bonus Determination

Twenty-five percent (25%) of Executive’s annual target bonus ($75,000) for a particular calendar year will be based upon Belo + Company’s achievement of the Adjusted EBITDA Target for that calendar year. For this purpose, “Adjusted EBITDA” means Belo + Company’s earnings before interest, taxes, depreciation and amortization, adjusted for (adding back) severance-related expenses, acquisition costs and expenses, litigation and litigation settlement costs and expenses, and stock-based compensation expenses to the extent applicable to Belo + Company. For 2019 and each subsequent year, the Adjusted EBITDA for each particular calendar year will be based on the consolidated Adjusted EBITDA for Belo + Company for that calendar year.

Adjusted EBITDA Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

If Belo + Company achieves between (i) 85% and 100% or (ii) 100% and 200% of the Adjusted EBITDA Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

Total Revenue Target for Bonus Determination

Twenty-five percent (25%) of Executive’s annual target bonus ($75,000) for each particular calendar year will be based upon Belo + Company’s achievement of the Total Revenue Target for that calendar year.

For 2019 and each subsequent year, the Total Revenue Target for each particular calendar year will be based on the total revenue of Belo + Company for that calendar year approved as a part of Belo + Company’s annual operating plan for such calendar year.

Total Revenue Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

Exhibit A

If Belo + Company achieves between (i) 85% and 100% or (ii) 100% and 200% of the Total Revenue Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

Individual Performance Objectives

Fifty percent (50%) of Executive’s annual target bonus ($150,000) for each particular calendar year will be based upon Executive’s achievement of the individual performance objectives for that calendar year. The individual performance objectives may vary from year to year and reflect the cyclical nature of Belo + Company’s business.

Establishment of Performance Targets for Future Years

For each calendar year commencing with the 2019 calendar year, the Company and Executive will mutually agree upon a recommendation to the Company’s Board of Directors as to the Adjusted EBITDA Target for Belo + Company and the Total Revenue Target for Belo + Company as a part of the annual Belo + Company operating plan for such calendar year, and such performance targets will be established by the final approval by the Board of Directors of the Company as part of the Company’s annual operating plan and the final approval by the Compensation Committee of the Board of such performance targets. Neither the Company nor the Executive shall unreasonably withhold, condition or delay its or his agreement as to the recommendation of such performance targets. Individual performance objectives for each calendar year commencing with the 2019 calendar year will be mutually agreed upon between Executive and the Chief Executive Officer of the Company.

Bonus Eligibility and Payment Schedule

Executive must be employed by the Company on the bonus payment date specified to be eligible to receive a bonus. Bonuses earned based on the annual bonus performance targets for any calendar year, if any, will be paid in February immediately following such calendar year, after the earnings release for such calendar year, based on Belo + Company’s performance versus the annual bonus performance targets for such calendar year.

Exhibit B

AMENDED AND RESTATED ARBITRATION AGREEMENT

In order to ensure the speedy, impartial resolution of all disputes between Tim Storer (the “Employee”) and A. H. Belo Corporation, and all affiliated entities (the “Company”), which relate to, or arise from the parties’ employment relationship, the parties agree to enter into this Amended and Restated Arbitration Agreement, effective as of _________, 2018 (this “Agreement”). This Agreement amends and restates in its entirety that certain Arbitration Agreement dated as of March 2, 2017, by and between the parties (the “Prior Arbitration Agreement”). Each party recognizes, however, that this Agreement is not, and shall not be construed as, a contract of employment and it does not alter the Employee’s at-will employment status in any way.  Nothing in this Agreement shall prevent the Company from taking any action with respect to the Employee prior to a claim or determination of any claim under this Arbitration Agreement.

The parties expressly agree to the following:

COVERED DISPUTES

1.The parties consent to the final and binding resolution by arbitration of all claims and disputes which may arise between the parties including, but not limited to, (i) disputes arising from the Employee’s employment and the termination of the Employee’s employment and (ii) disputes arising under the Prior Arbitration Agreement. Such claims and disputes will include any claims or disputes that the Company may have against the Employee, as well as those that the Employee might have against the Company, its parent corporation, owners, affiliates, officers, directors, employees and/or agents.  Claims and disputes covered by this Agreement include, but are not limited to:  (i) contract disputes, if any, including breaches of express or implied covenants; (ii) wage and compensation disputes; (iii) tort claims; (iv) claims of discrimination including, but not limited to, discrimination based on race, religion, color, national origin, gender, sexual orientation, pregnancy, age, harassment of any type, handicap or disability; (v) benefit disputes; (vi) all disputes arising from or based upon any federal, state, or local statute, law, ordinance, or regulation and (vii) any claims that could be tried to a jury in the absence of this Agreement.

EXCLUSIONS

2. Disputes over workers’ compensation benefits or unemployment compensation benefits are specifically excluded from coverage under this Agreement.

3.If a Company benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one or is underwritten by a commercial insurer which decides claims, disputes over such plan are specifically excluded from coverage under this Agreement.

4.In addition, the Company reserves the right, at its sole discretion, to seek injunctive or equitable relief in the event the Employee misappropriates trade secrets, proprietary, or confidential information, or breaches any non-competition covenant entered into between the parties.

Exhibit B

NOTICE OF CLAIMS

5.All disputes or claims must be raised by written notice containing a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought.  The notice of intent to arbitrate must be received by the other party within any applicable statute of limitation period as if such claim were filed in court in the absence of this Agreement.  If notice is not timely received, such claim shall be barred.  Notice must be sent by certified or registered mail, return receipt requested.

6.Such written notice by the Employee must be forwarded to the Company’s Secretary at the following address:  1954 Commerce Street, Dallas, Texas 75201.  Written notice to the Employee must be forwarded to Employee’s last known address, as provided by the Employee to the Company.

APPLICABLE LAW

7.This Agreement shall be governed by the law of the state in which the Employee was most recently employed by the Company and/or federal law, as applicable.  Either party shall be entitled to seek an injunction in any court of competent jurisdiction to compel the other party to submit to arbitration, in accordance with the terms and provisions of this Agreement, with respect to any and all claims covered by this Agreement.

ARBITRATION PROCEDURES

8.Except as provided in this Agreement, all arbitrations will be conducted in accordance with the current Commercial Dispute Resolution Rules of the American Arbitration Association (“AAA”), before an arbitrator listed on the National Roster of Commercial Arbitrators and who is licensed to practice law in the state in which arbitration is conducted.  All arbitrations will take place in the city in which the Employee was most recently employed by the Company.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 8 with respect to such arbitration shall be determined by the arbitrator.

9.Upon receipt of a timely notice of a dispute or claim, the Company will notify the appropriate AAA office and request a panel of qualified arbitrators, pursuant to the applicable rules of the AAA.

10.The arbitrator selected to hear and decide the dispute shall have authority to hear and decide all pre-hearing disputes, including motions to dismiss or for summary judgment, by any party and, in so doing, shall apply the standards applicable to such motions under the Federal Rules of Civil Procedure.  The arbitrator shall apply the substantive law (including the conflict of law rules) and the law of remedies of the state in which Employee was employed when the claim arose, or federal law, or both, depending upon and as applicable to the claim(s) asserted.  The arbitrator has the same (but not more) authority to order remedies, including monetary damages, as the court or agency which would have had jurisdiction to adjudicate the claim(s) absent this Agreement.  The arbitrator has no authority to order any remedy which a court or agency would not be authorized to order.  The arbitration shall be final and binding upon the parties.

Exhibit B

11.Either party may file a dispositive motion, including a motion for summary judgment, in accordance with the Federal Rules of Civil Procedure no later than thirty (30) days prior to the hearing.  Any such motion shall be ruled upon no later than two weeks prior to any scheduled hearing.

12.The parties will equally share all fees and costs charged in the arbitration by the AAA and any other incidental expenses unless the Company is required by law to bear such expenses, in which case it shall pay them.  Each party shall pay for its own costs and attorneys’ fees, if any.

13.At the close of the arbitration hearing, either party will be entitled to file a post-hearing brief, limited to twenty-five (25) double-spaced pages.  Such briefs will be submitted within fourteen days after the hearing, unless the parties agree to a different period of time.

14.The arbitrator shall issue a written award, setting forth the legal and factual basis for his/her decision, within thirty (30) days after the conclusion of the arbitration hearing.  The parties agree that the arbitrator’s award shall be final and binding on the parties, that the parties shall abide by and perform any award rendered by the arbitrator and that either party may seek a judgment enforcing the arbitrator’s award in any court of competent jurisdiction.

REPRESENTATION

15.Any party may be represented by an attorney or other representative selected by the party.

DISCOVERY

16.Limited civil discovery shall be permitted through the use of requests for production of documents and the taking of depositions.  Each party may notice up to, but no more than, four depositions and may submit up to fifteen (15) Requests for Production.  The use of interrogatories shall not be permitted.  Such limited civil discovery shall be governed by the Federal Rules of Civil Procedure.  All issues raised in connection with discovery shall be decided by the arbitrator.

MODIFICATION, REVOCATION OR TERMINATION

17.This Agreement constitutes the sole and complete agreement of the parties concerning the arbitration of claims or disputes.  This Agreement supersedes any prior or contemporaneous oral or written agreements, including the Prior Arbitration Agreement.

18.This Arbitration Agreement shall survive the termination of the employment relationship.  This Agreement may only be modified, revised, or revoked by the express written agreement of the parties.

Exhibit B

SEVERABILITY

19.If any provision of this Agreement should be found to be void or unenforceable, in whole or in part, the remaining provisions of this Agreement shall remain valid, binding and enforceable.

CONSIDERATION

20.The promises of the parties to arbitrate all disputes and forego litigation in courts of law provide adequate consideration for each party.  Also, Employee acknowledges that participation of the Employee in the Incentive, Performance or Opportunity Plan constitutes additional, sufficient consideration for his promises.

VOLUNTARY AGREEMENT

21.The parties hereby acknowledge that they have read the terms of this Agreement; that they fully understand the substance and meaning of the terms of this Agreement; that each has had an opportunity to review this Agreement with legal counsel; and, each has entered into this Agreement knowingly and voluntarily.

SIGNED this ___ day of ______________, 2018.

EMPLOYEE:

Tim Storer

COMPANY:

A. H. BELO CORPORATION

By:
Julie Hoagland
Senior Vice President/Chief People Officer